Exhibit 10.3

PERFORMANCE-BASED RESTRICTED SHARES AGREEMENT
PURSUANT TO THE
ROYAL CARIBBEAN CRUISES LTD. 2008 EQUITY INCENTIVE PLAN

Name of Grantee
Grant Date
Target Number of Performance Shares
Maximum Number of Performance Shares
Value of Each Performance Share on Grant Date
Performance Period

This Performance-Based Restricted Shares Agreement (this “Agreement”) is dated as of __________ and is entered into between Royal Caribbean Cruises Ltd. (the “Company”) and _______________, an employee of the Company (the “Grantee”). This Agreement is made pursuant to the provisions of the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan, as amended and restated (the “Plan”) and consists of this document and the Plan.

The Company and the Grantee hereby agree as follows:

Definitions
Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan. The following terms shall have the following meanings for purposes of this Agreement:

“Applicable Age Requirement” means the age of 62 or above.

“Applicable Service Requirement” means 15 years of continuous employment by the Company or an Affiliate of the Company.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Involuntary Termination of Service” means a Termination of Service by reason of action by the Company without Cause, or, if Grantee is a member of the Board of Directors, failure of the Grantee to be nominated for election or elected.

“Performance Shares” shall mean that number of restricted Shares listed above as the “Maximum Number of Performance Shares”.

“Qualifying Criteria” means, collectively, the Applicable Age Requirement and the Applicable Service Requirement.

“Required Service Date” shall mean the first anniversary of the Grant Date or, if later, the first anniversary of the date that the Grantee first meets both of the Qualifying Criteria.

“Shares” shall mean shares of the Company’s common stock, par value $0.01 per share.

Exhibit 10.3

Grant of Performance Shares	The Company hereby issues and grants to the Grantee the Performance Shares, subject to and in accordance with the terms, conditions and restrictions set forth in the Agreement.
Vesting
Following the last day of the Performance Period, the Committee shall determine the exact number of Shares that the Grantee is entitled to under this Agreement (the “Actual Number of Performance Shares”) based on [insert applicable metrics]. Please refer to the performance matrix on Schedule A hereto which sets forth how the Actual Number of Performance Shares is calculated.

Performance Shares in an amount equal to the Actual Number of Performance Shares shall become vested as of the later of (i) the third anniversary of the Grant Date and (ii) the date of the Committee’s determination of performance in accordance with the preceding paragraph (the “Vesting Date”). Any Performance Shares which do not become vested as of the Vesting Date shall be forfeited to the Company without consideration or any further action by the Grantee or the Company.

Forfeiture; Early Vesting Events
Unless otherwise specified in this Agreement, if Grantee has a Termination of Service prior to the Required Service Date, any Performance Shares that are not vested as of the effective date of termination (the “Termination Date”) shall be forfeited to the Company without consideration or any further action by the Grantee or the Company.

On and after the Required Service Date, the Performance Shares granted hereunder will, subject to the early vesting provisions of paragraphs A and B below, remain outstanding and eligible to vest on the Vesting Date without regards to whether Grantee has had a Termination of Service prior to the Vesting Date.

A. Early Vesting Event: Death or Disability
If the Grantee has a Termination of Service by reason of his/her death or Disability prior to the Vesting Date, the Grantee shall vest as of the Termination Date in a number of shares equal to the Target Number of Performance Shares.

B. Early Vesting Event: Termination Following Change in Control

If, prior to the Vesting Date, (i) there is a Change in Control of the Company and (ii) within 18 months of such change, the Grantee has an Involuntary Termination of Service (a “Change in Control Vesting Event”), the Grantee shall vest as of the Termination Date in a number of shares equal to the Committee’s then best estimate of the Actual Number of Performance Shares.

Exhibit 10.3

Dividends; Rights as Shareholder
The Grantee shall be the record owner of the Performance Shares until or unless such Performance Shares are forfeited pursuant to the terms of this Agreement, and as a record owner shall be entitled to all rights of a common stock holder of the Company, including without limitation, voting rights with respect to the Performance Shares; provided that the Performance Shares shall be subject to the limitations on transfer and encumbrance set forth in “Restrictions on Transfer” below.

In addition, notwithstanding the foregoing, dividends with respect to the Performance Shares shall accrue (but not get paid) during the period beginning on the Grant Date and ending on the applicable vesting date, at which time such accrued dividends shall be paid out in the form of cash. The accrued dividends that shall be paid out shall be only such amount that has accrued with respect to the number of Performance Shares that vest on such vesting date. The Grantee shall have no rights with respect to any accrued dividends in respect of Performance Shares that do not vest for any reason.

Restrictions on Transfer	Prior to the vesting of any Performance Share, the Grantee may not voluntarily or involuntarily, by operation of law or otherwise, assign, pledge, transfer, sell or otherwise dispose of or encumber such Performance Share or the Participant’s rights in connection with such Performance Shares, except as provided in the Plan. Any assignment, pledge, transfer, sale or other disposition or encumbrance, voluntary or involuntary, of the Grantee’s Performance Shares made, or any attachment, execution, garnishment, or lien issued against or placed upon the Performance Shares, other than as so permitted, shall be void.
Restrictive Covenants
The Grantee acknowledges and recognizes that his or her services to be rendered to the Company and/or its Affiliates are of a special and unusual character that have a unique value to Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of the Grantee, and because of the confidential information to be obtained by or disclosed to the Grantee, and as a material inducement to Company providing this grant of Performance Shares to the Grantee, the Grantee agrees to the provisions of Schedule B attached hereto (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Grantee and the Company or any of its Affiliates, including but not limited to, any employment agreement between Grantee and the Company or any of its Affiliates.

Standard Terms and Conditions	Please refer to Schedule C, incorporated herein by reference, which sets forth standard terms and conditions applicable to the grant of Performance Shares.
Additional Terms for Participants in China
To the extent Grantee (i) is employed by the Company or one of its Affiliates in and (ii) is a citizen of the People’s Republic of China, the Performance Shares shall be subject to such additional or substitute terms as shall be set forth in Schedule D attached hereto.

Exhibit 10.3
By the signatures below, the Grantee and the authorized representative of the Company acknowledge agreement to this Performance-Based Restricted Shares Agreement as of the Grant Date specified above.

Royal Caribbean Cruises Ltd.                 Grantee:

By: ___________________________             _____________________________

Exhibit 10.3
SCHEDULE A

The Actual Number of Performance Shares to which the Grantee will be entitled hereunder will be calculated by the Committee based on the Company’s [insert relevant performance metric(s)]. Specifically, the Committee shall calculate the Actual Number of Performance Shares by multiplying the Grantee’s Target Number of Performance Shares by the applicable percentage determined as set forth below based on the Company’s [insert relevant performance metric(s)] for the specified [insert performance period(s)]. As noted in this Agreement, special rules apply under certain circumstances, such as death, disability and termination following a change-in-control.

[Insert relevant information regarding calculation of performance metric(s)]

The Committee will adjust [insert performance metric(s)] for fuel price variances from prices used in determining the Target below. The Committee also may, in certain circumstances and in its sole discretion, make adjustments to [insert performance metric(s)] for purposes of this Agreement for those unique or unusual events that are outside the bounds of management’s control in order to better reflect the Company’s core results, provide the intended benefit and to make the performance evaluation as relevant as possible.

The following table shall apply for calculating this Award:

Payout amount for levels of [insert performance metric(s)] between the maximum and threshold achievement shall be interpolated on a straight-line basis (rounded up to the nearest integer). The number of Actual Number of Performance Shares cannot exceed the Maximum Number of Performance Shares.

Exhibit 10.3
SCHEDULE B
RESTRICTIVE COVENANTS

Grantee hereby covenants and agrees that Grantee will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than five percent (5%) of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges for the ___-year period immediately following the termination of Grantee’s employment or service under any circumstances (the "Non-competition Period"), for any reason, serve as or be a consultant to or employee, officer, agent, director or owner of another entity engaged in (or preparing to engage in) cruises, with a minimum fleet size of 1,000 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity.

Grantee further agrees that during the Non-competition Period, he or she shall not: (i) employ or seek to employ any person who is then employed or retained by the Company or its Affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of Grantee’s employment or service with the Company); or (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Company or its Affiliates at any time during the Non-competition Period, to discontinue or reduce or modify the extent of such relationship with the Company or any of its Affiliates.

Grantee has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees and for the protection of the business of Company. Grantee acknowledges that he or she is qualified to engage in businesses other than that described in the first paragraph of this Schedule B. It is the belief of the parties, therefore, that the best protection that can be given to Company that does not in any way infringe upon the rights of Grantee to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Grantee of this Schedule B, the parties agree that the restrictions contained herein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

Exhibit 10.3
SCHEDULE C
STANDARD TERMS AND CONDITIONS

The following terms and conditions apply to the grant of Performance Shares under this Agreement.

Application of Plan; Administration. This Agreement and the Grantee’s rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

Recovery of Erroneously Awarded Compensation. In the event:

•required under regulations adopted under the Dodd Frank Wall Street Reform and Consumer Protection Act;
•the Company’s financial statements covering the Performance Period are restated due to material non-compliance with financial reporting requirements within two years of the end of the Performance Period; or
•the Committee determines, in consultation with the Company’s Audit Committee, that there is a high likelihood that an out-of-period adjustment to the Company’s financial statements covering the Performance Period would be deemed to be material because there is alleged misconduct of one or more participants hereunder associated with the adjustment and, absent the adjustment, the benefits payable hereunder to such participant(s) would be materially greater, the Committee may require the Grantee to forfeit and/or repay an amount equal to the difference between the amount actually awarded pursuant to this Agreement based on the erroneous financial data and the amount of compensation that should have been awarded to the Grantee pursuant to this Agreement under the accounting restatement or the adjusted financial statements, as applicable, as determined by the Committee in its sole discretion taking into account those factors the Committee determines necessary or appropriate.

Governing Law. To the extent not preempted by U.S. federal law, this Agreement shall be governed and interpreted in accordance with the laws of the State of Florida, except that no effect shall be given to any conflicts of laws principles that would require the application of the laws of a state or territory other than Florida. Additionally, the Company and the Grantee agree that the federal and state courts located in the Southern District of Florida or Miami-Dade County, Florida will have personal jurisdiction over them to hear all disputes regarding, or related to, this Agreement. The Company and the Grantee further agree that venue will be proper only in the Southern District of Florida or Miami-Dade County, Florida and they waive all objections to that venue.

Exhibit 10.3
Tax Liability and Withholding. Upon the vesting of any Performance Shares or at any such time as required under applicable law, except to the extent the Grantee and the Company have agreed otherwise, a number of Shares having a fair market value equal to the minimum applicable withholding taxes, liabilities, and obligations (“Withholding Taxes”) required to be withheld in respect of the Shares shall be automatically delivered to the Company (rounded up to the nearest whole Share), in satisfaction of such Withholding Taxes. The number of Shares to be used for payment shall be calculated using average of the high and low trading price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.

Continued Employment. This Agreement shall not confer upon the Grantee any right to continue employment with the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or Affiliate’s right to terminate such employment at any time.

Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s common stock shall be increased, reduced or otherwise changed, the Performance Shares shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Grantee hereunder.

Participation in Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Amendments to the Plan. Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent.

Compliance with Laws. This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.

Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Exhibit 10.3
SCHEDULE D

ADDITIONAL TERMS AND CONDITIONS

This Schedule D includes special terms and conditions applicable to Participants who are employed in and a citizen of the People’s Republic of China. These terms and conditions are in addition to or substitute for, as applicable, those set forth in the Agreement. Any capitalized term used in this Schedule D without definition shall have the meaning ascribed to such term in the Agreement.

Mandatory Sale Restriction

The Grantee acknowledges and agrees that, due to regulatory requirements in China, the Grantee shall be required to sell any Shares acquired under this Agreement and then owned by the Grantee within 90 days following the date the Grantee has a Termination of Service (the “Sale Cut-off Date”). In this regard, to the extent that any Shares issued hereunder remain in the Grantee’s brokerage account established by the Company with E*TRADE Financial Services Inc. or any successor designated broker utilized by the Company from time to time (the “Designated Broker”) as of the Sale Cut-Off Date, the Grantee authorizes the Company to instruct the Designated Broker to sell such Shares on the Sale Cut-Off Date or as soon as administratively feasible thereafter. The Grantee acknowledges that neither the Company nor its Designated Broker is obligated to arrange for the sale of the Shares at any particular price, that the Shares may be sold as part of a block trade with other Participants in which all Participants receive an average price and that, upon the sale of the Shares, the proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy any applicable taxes or other tax-related items, will be remitted to the Grantee in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions

The Grantee understands and agrees that, pursuant to local exchange control requirements, the Grantee (i) is not permitted to transfer any Shares acquired under this Agreement out of the account established by the Grantee with the Designated Broker and (ii) will be required to repatriate all cash proceeds resulting from the Grantee’s participation in the Plan, including cash dividends paid by the Company on Shares acquired under this Agreement and/or the sale of such Shares (together, the “cash proceeds”). The Grantee further understands that, under local law, such repatriation may need to be effectuated through a special exchange control account established by the Company or one of its subsidiaries and the Grantee hereby consents and agrees that all cash proceeds may be transferred to such special account prior to being delivered to the Grantee and that any interest earned on the cash proceeds prior to distribution to the Grantee will be retained by the Company to partially offset the cost of administering the Plan. The Grantee understands that the cash proceeds may be paid to the Grantee from this special account in U.S. dollars or in local currency, at the Company’s discretion. If the cash proceeds are paid in U.S. dollars, the Grantee understands that he or she will be required to establish a U.S. dollar bank account in China so that the cash proceeds may be deposited into this account. If the cash proceeds are converted to local currency, the Grantee acknowledges that the Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the cash proceeds to local currency due to exchange control restrictions in China. The Grantee agrees to bear the risk of any exchange conversion rate fluctuation between the date the cash dividend is paid and/or the Shares are sold, as applicable, and the date of conversion of

Exhibit 10.3
the cash proceeds to local currency. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.